Exhibit 10.2

EXECUTION VERSION

OMNIBUS AGREEMENT

by and among

OCI ENTERPRISES INC.,

OCI RESOURCE PARTNERS LLC

and

OCI RESOURCES LP

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (the “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and among OCI Enterprises Inc., a Delaware corporation (the “Sponsor”), OCI Resource Partners LLC, a Delaware limited liability company (the “General Partner”), and OCI Resources LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1.             On the Closing Date, OCI Wyoming Co., an Affiliate (as defined herein) of the General Partner, will contribute all of its rights, title and interest in its 10.02% limited partner interest in OCI Wyoming L.P. to the Partnership (the “Contribution”) in exchange for a cash payment of $65,500,000 to be made from the proceeds from the Partnership’s initial public offering of common units representing limited partner interests;

2.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other;

3.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain general and administrative services and operation and management services to be performed by the Sponsor Entities for and on behalf of the Partnership Group (as defined herein) and the reimbursement obligations of the General Partner and the Partnership related thereto; and

4.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the granting of a sublicense from the Sponsor (as defined herein) to the Partnership Group and the General Partner.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1          Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Cause” is defined in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or such Applicable Person owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than the Sponsor or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Closing Date” means September 18, 2013.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of the Closing Date, among OCI Wyoming Co., the Partnership, the General Partner, OCI Wyoming Holding Co. and OCI Chemical Corporation, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Covered Environmental Losses” means any and all Losses (including, without limitation, the costs and expenses associated with any Environmental Activity or of any necessary environmental or toxic tort pre-trial, trial or appellate legal or litigation work) to the extent  arising out of:

(a)           any violation or correction of a violation of any Environmental Law related to ownership or operation of the Partnership Assets;

(b)           any event, circumstance, action, omission, condition or matter that has an adverse impact on the environment and is associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances at, on, under, about or migrating from the Partnership Assets;

(c)           any exposure to or the presence or Release of Hazardous Substances at or arising out of the ownership or operation of Partnership Assets (including at non-Partnership Asset locations); and

(d)           the off-site storage, treatment, recycling, transportation, disposal or arrangement for disposal (collectively “Off-Site Management”) of Hazardous Substances generated by or used in the ownership or operation of the Partnership Assets.

“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, restoration, bioremediation, response, repair, cleanup or abatement that is required by any Environmental Law, including, without limitation, the establishment of institutional or engineering controls and the performance of or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law applicable to the Partnership Assets and relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing on the Closing Date.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” is defined in the introduction to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Indemnified Party” means either one or more members of the Partnership Group or one or more Sponsor Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article II hereof.

“Indemnifying Party” means either one or more members of the Partnership Group or the Sponsor, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article II hereof.

“License” is defined in Section 4.1.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means, subject to the provisions of Section 2.5(e), all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and reasonable attorneys’ and experts’ fees).

“Mark” is defined in Section 4.1.

“MLP Credit Agreement” means that certain credit agreement, dated as of July 18, 2013, among the Partnership, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto.

“OCI Company” is defined in Section 4.2(a).

“Opco Credit Agreement” means that certain credit agreement, dated as of July 18, 2013, among OCI Wyoming, L.P., Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto.

“Partnership” is defined in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of OCI Resources LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, mining rights, mining and processing facilities and equipment relating thereto, offices and related equipment and real estate.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

“Retained Assets” means the assets and investments owned by the Sponsor Entities as of the Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or otherwise; provided, however, that any Retained Asset shall cease to be a Retained Asset upon its conveyance, contribution or transfer to the Partnership Group after the date hereof.

“SG&A Services” is defined in Section 3.1.

“Sponsor Entities” means the Sponsor and any Person controlled, directly or indirectly, by the Sponsor other than the General Partner or a member of the Partnership Group; and “Sponsor Entity” means any of the Sponsor Entities.

“Sponsor” is defined in the introduction to this Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

Indemnification

2.1          Environmental Indemnification by Sponsor.

(a)           Subject to the provisions of Sections 2.4 and 2.5, the Sponsor shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and relating to the Partnership Assets to the extent that the event, action, omission, violation, exposure, Release or Off-Site Management giving rise to such Covered Environmental Losses occurred on or prior to the Closing Date.

(b)           Notwithstanding the foregoing, in no event shall the Sponsor have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated on or after the Closing Date.

2.2          Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 2.1(a), subject to the provisions of Sections 2.4 and 2.5, the Sponsor shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and related to or arising out of or in connection with:

(a)           any failure of the Partnership Group to be the owner on the Closing Date of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which any Partnership Assets are located to the extent that such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated by the Sponsor Entities immediately prior to the Closing Date;

(b)           any failure of the Partnership Group to have on the Closing Date any consent, license or governmental permit or waiver necessary to allow the Partnership Group to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the Sponsor Entities immediately prior to the Closing Date;

(c)           any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (i) any income tax liabilities of the Sponsor Entities that may result from the consummation of the formation transactions for the Partnership Group and (ii) any income tax liabilities arising under Treasury

Regulation Section 1.1502-6 and any similar provision of applicable state, local or foreign law, or by contract, as successor, transferee or otherwise, and which income tax liability is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;

(d)           the use of “OCI” as part of the Partnership’s or any of its Subsidiaries’ corporate name, company name or partnership name, as the case may be, and as a trademark and service mark or as part of a trademark or service mark for such entity’s products and services or the possession or use of the License; and

(e)           any event or condition associated with the Retained Assets, whether occurring before, on or after the Closing Date.

2.3          Indemnification by the Partnership Group. Subject to the provisions of Sections 2.4 and 2.5, the Partnership Group shall indemnify, defend and hold harmless the Sponsor Entities from and against any Losses (including Covered Environmental Losses) suffered or incurred by the Sponsor Entities and related to or arising out of or in connection with the ownership or operation of the Partnership Assets after the Closing Date, except to the extent that any member of the Partnership Group is entitled to indemnification hereunder unless such indemnification would not be permitted under the Partnership Agreement.

2.4          Limitations Regarding Indemnification.

(a)           The indemnification obligations set forth in Sections 2.1(a), 2.2(a), 2.2(b) and 2.2(d) shall terminate on the third (3rd) anniversary of the Closing Date, and the indemnification obligation set forth in Section 2.2(c) shall terminate on the sixtieth (60th) day after the termination of any applicable statute of limitations; provided, however, that any such indemnification obligation with respect to a Loss shall survive the time at which it would otherwise expire pursuant to this Section 2.4(a) if notice of such Loss is properly given to the Sponsor prior to such time. The indemnification obligations set forth in Section 2.2(e) and Section 2.3 shall survive indefinitely.

(b)           The aggregate liability of the Sponsor under Section 2.1(a) shall not exceed $10,000,000.

(c)           No claims may be made against the Sponsor for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $500,000, after which the Sponsor shall be liable only for the amount of such claims in excess of $500,000, subject to the limitations of Sections 2.4(a) and 2.4(b).

(d)           In no event shall the Sponsor be obligated to the Partnership Group under Section 2.1(a) or Sections 2.2(a), 2.2(b), 2.2(c) or 2.2(d) for any Losses or income tax liabilities to the extent (i) such Losses or liabilities are reserved for in the Partnership Group’s financial statements as of December 31, 2012, (ii) any insurance proceeds are realized by the Partnership

Group, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, or (iii) any amounts are recovered by the Partnership Group from third persons.

2.5          Indemnification Procedures.

(a)           The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it shall provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once each calendar quarter (or twice, in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim. Notwithstanding anything in this Article II to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)           The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the written consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)           The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith, the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all confidential files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the

Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)           The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)           Notwithstanding anything herein to the contrary, in no event shall any party’s indemnification obligation hereunder cover or include consequential, indirect, incidental, punitive, exemplary, special or similar damages or lost profits suffered by any other party entitled to indemnification under this Agreement. The Indemnified Party hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Indemnified Party in connection with such efforts shall be promptly reimbursed by the Indemnifying Party.

(f)            To the extent that the Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to receive the proceeds of such insurance or contractual indemnity.

ARTICLE III

Services

3.1          Agreement to Provide Selling, Marketing, General and Administrative Services. Until such time as this Agreement is terminated as provided in Section 5.4, the Sponsor hereby agrees to provide and to cause the Sponsor Entities to provide the Partnership Group with certain corporate, selling, marketing, general and administrative services, such as accounting, audit, billing, business development, selling, marketing, corporate record keeping, treasury services, cash management and banking, real property/land, legal, engineering, logistics, purchasing, planning, budgeting, geology/geophysics, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax, payroll, human resources and environmental, health and safety, including without limitation permit filing, support for permit filing and maintenance (collectively, the “SG&A Services”). The Sponsor shall, and shall cause the Sponsor Entities to, provide the Partnership Group with such SG&A Services in a manner consistent in nature and quality to the services of such type previously provided by the Sponsor Entities in connection with their management of the Partnership Assets prior to their acquisition by the Partnership Group.

3.2          Reimbursement by Partnership. Subject to and in accordance with the terms and provisions of this Article III and such reasonable allocation and other procedures as may be agreed upon by the Sponsor and the General Partner from time to time, the Partnership hereby agrees to reimburse the Sponsor Entities for all direct and indirect costs and expenses incurred by the Sponsor Entities in connection with the provision of the SG&A Services to the Partnership Group, including the following:

(a)           any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b)           an allocated portion of salaries and related benefits (including 401(k), pension, bonuses and health insurance benefits) and expenses of personnel employed by the Sponsor Entities who render SG&A Services to the Partnership Group, plus general and administrative expenses associated with such personnel;

(c)           any taxes or other direct operating expenses paid by the Sponsor Entities for the benefit of the Partnership Group (including any state income, franchise or similar tax paid by the Sponsor Entities resulting from the inclusion of the Partnership Group in a combined or consolidated state income, franchise or similar tax report with the Sponsor Entities as required by applicable law as opposed to the flow through of income attributable to the Sponsor Entities’ ownership interest in the Partnership Group), provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership Group would have paid had it not been included in a combined or consolidated group with the Sponsor Entities; and

(d)           all expenses and expenditures incurred by the Sponsor Entities as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Sponsor Entities consist of an allocated portion of costs and expenses incurred by the Sponsor Entities for the benefit of both the Partnership Group and the other Sponsor Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by the Sponsor.

(e)           The Partnership shall pay (i) all fees, commissions and other costs in connection with the MLP Credit Agreement and its proportionate share (as a partner of OCI Wyoming, L.P.) of fees, commissions and other costs in connection with the Opco Credit Agreement to the extent such costs are not borne by OCI Wyoming, L.P., including amounts due at or in connection with the execution or closing of the MLP Credit Agreement and the Opco Credit Agreement and all ongoing fees, and (ii) all fees, commissions and issuance costs due in connection with any future debt financing arrangements entered into for the purpose of replacing the MLP Credit Agreement and its proportionate share (as a partner of OCI Wyoming, L.P.) of fees, commissions and other costs in connection with any future debt financing arrangements entered into for the purpose of replacing the Opco Credit Agreement to the extent such costs are not borne by OCI Wyoming, L.P.

3.3          Billing Procedures. The Partnership shall reimburse the Sponsor, or the Sponsor Entities providing the SG&A Services, as applicable (the “Service Provider”), for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Service Provider’s billing to the Partnership. Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.  In respect of SG&A Services rendered by a Service Provider to a member of the Partnership Group other than the Partnership, at the request of the Partnership, such Service Provider shall directly bill such member for, and the Partnership shall cause such member of the Partnership Group to directly pay such Service Provider for, such SG&A Services.

ARTICLE IV

License of Mark

4.1          Grant of License. Upon the terms and conditions set forth in this Article IV, the Sponsor hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and sublicense (“License”) to use “OCI” (a) as part of its corporate name, company name or partnership name, as the case may be, and (b) as a trademark and service mark or as a part of a trademark or service mark for its products and services (each such name, trademark and service mark consisting of or incorporating “OCI,” a “Mark”).  Notwithstanding the foregoing, to the extent required by any relevant government authority, the Partnership shall pay a license fee to the Sponsor in such amount required by the relevant regulatory authority or as determined by the General Partner.

4.2          Ownership and Quality.

(a)           The Partnership agrees that ownership of any Mark and the goodwill relating thereto shall remain vested in OCI Company Ltd. (“OCI Company”) and any successor thereto, both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of the License, OCI Company’s ownership of any Mark or any registration thereto by OCI Company. In connection with the use of any Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in such Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledge that the use of such Mark shall not create any right, title or interest in or to such Mark, and all use of such Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of OCI Company.

(b)           The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use any Mark in accordance with such quality standards established by or for the

Sponsor and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to the Sponsor and justifies the License. In the event any entity comprising a part of the Partnership Group or the Partnership is determined by the Sponsor to be using any Mark in a manner not in accordance with quality standards established by the Sponsor, the Sponsor shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met. If acceptable proof that quality standards are met is not provided to the Sponsor within thirty (30) days after such notice, the entity’s license to use such Mark shall terminate and shall not be renewed absent written authorization from the Sponsor.

4.3          In the Event of Termination. In the event of termination of this Agreement, pursuant to Section 5.4 or otherwise, or the termination of the License, the Partnership Group’s right to utilize any Mark licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Group shall cease all use of any Mark and shall adopt trademarks, service marks, trade names and, as applicable, corporate names, company names and partnership names, that are not confusingly similar to the Mark; provided, however, that any use of the Mark during such 90-day period shall continue to be subject to Section 4.2(b), (b) at the Sponsor’s request, the Partnership Group shall destroy all materials and content upon which such Mark continues to appear (or otherwise modify such materials and content such that the use or appearance of such Mark ceases) that are under the Partnership Group’s control, and certify in writing to the Sponsor that the Partnership Group has done so, and (c) each member of the Partnership Group shall change its legal name so that there is no reference therein to the name “OCI,” any name or d/b/a then used by any Sponsor Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE V

Miscellaneous

5.1          Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in the state and federal courts in The City of New York, New York.

5.2          Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

If to the Sponsor Entities:

OCI Enterprises Inc.

Five Concourse Parkway

Suite 2500

Atlanta, Georgia 30328

Attn: General Counsel

Telephone: 412-375-2300

If to the Partnership Group:

OCI Resources LP

c/o OCI Resource Partners LLC, its General Partner

Five Concourse Parkway

Suite 2500

Atlanta, Georgia 30328

Attn: General Counsel

Telephone: 707-375-2300

5.3          Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4          Termination of Agreement.

Notwithstanding any other provision of this Agreement, if a Change of Control of the General Partner, the Sponsor or the Partnership occurs, then this Agreement, other than the provisions set forth in Article II, may at any time thereafter be terminated by the Sponsor or the Partnership by written notice to the other Parties.

5.5          Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.6          Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the

Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership.

5.7          Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

5.8          Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.9          Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.10        Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

OCI ENTERPRISES INC.

By:	/s/ Kirk H. Milling

Name:	Kirk H. Milling

Title:	President, Chief Executive Officer and Director

OCI RESOURCE PARTNERS LLC

By:	/s/ Kirk H. Milling

Name:	Kirk H. Milling

Title:	President, Chief Executive Officer and Director

OCI RESOURCES LP

By: OCI RESOURCE PARTNERS LLC,
its general partner

By:	/s/ Kirk H. Milling

Name:	Kirk H. Milling

Title:	President, Chief Executive Officer and Director